Exhibit 10.3

Final Form

TAX RECEIVABLE AGREEMENT

among

Change Healthcare, Inc.,

HCIT Holdings, Inc.,

Change Healthcare LLC,

and

the other parties named herein

Dated as of February 28, 2017

-i-

-ii-

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of February 28, 2017, is hereby entered into by and among Change Healthcare, Inc., a Delaware corporation (the “Corporate Taxpayer”), HCIT Holdings, Inc., a Delaware corporation (“Echo”), Change Healthcare LLC (f/k/a PF2 NewCo LLC), a Delaware limited liability company (the “JV”), Blackstone Capital Partners VI L.P., Blackstone Family Investment Partnership VI L.P., Blackstone Family Investment Partnership VI-ESC L.P. (the “Blackstone Representatives”), H&F Harrington AIV II, L.P., HFCP VI Domestic AIV, L.P., Hellman & Friedman Investors VI, L.P., Hellman & Friedman Capital Executives VI, L.P., Hellman & Friedman Capital Associates VI, L.P. (the “H&F Representatives” and, collectively, the “Change Shareholder Representatives”), the shareholders of the Corporate Taxpayer who become a party hereto by executing a joinder hereto in the form of Exhibit A hereto (collectively, and together with the H&F Representatives and the Blackstone Representatives, the “Change Shareholders”), Change Healthcare Intermediate Holdings, LLC (f/k/a PF2 NewCo Intermediate Holdings, LLC), a Delaware limited liability company, Change Healthcare Holdings, LLC (f/k/a PF2 NewCo Holdings, LLC), a Delaware limited liability company, Change Healthcare Holdings, Inc., a Delaware corporation, Change Healthcare Operations, LLC, a Delaware limited liability company, Change Healthcare Solutions, LLC, a Delaware limited liability company, Change Healthcare Finance, Inc., a Delaware corporation, McKesson Technologies LLC, a Delaware limited liability company, PST Services LLC, a Georgia limited liability company (collectively the “Company Parties”), and each of the successors and assigns thereof.

RECITALS

WHEREAS, the Change Shareholders listed on Schedule I hereto, in the aggregate, hold 100% of the capital stock of the Corporate Taxpayer (the “Change Shares”);

WHEREAS, pursuant to an Agreement of Contribution and Sale dated as of June 28, 2016 (as amended or otherwise modified from time to time, the “Contribution Agreement”) by and among McKesson Corporation, a Delaware corporation (“MCK”), the Corporate Taxpayer, certain Change Shareholders, the JV, the Company Parties (as defined in the Contribution Agreement) and Echo, (i) the Change Shareholders will contribute a portion of the Change Shares to Echo in exchange for shares of Echo, (ii) Echo will contribute such Change Shares to the JV in exchange for equity interests of the JV, (iii) the Change Shareholders will sell the remaining portion of the Change Shares to the JV in exchange for cash and (iv) MCK will contribute or cause to be contributed certain equity interests, assets, properties and businesses to the JV (collectively, with the other transactions contemplated by the Contribution Agreement, the “Transactions”);

WHEREAS, this Agreement will be effective with respect to the Company Parties upon and following consummation of the Transactions;

WHEREAS, after the Transactions, the Corporate Taxpayer and its Subsidiaries will have Tax Assets (as defined below) that may reduce the liability for Taxes that the Corporate Taxpayer and its Subsidiaries might otherwise be required to pay;

WHEREAS, the parties desire to make certain arrangements with respect to the effect of the Tax Assets on the liability for Taxes of the Corporate Taxpayer;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accelerated” or “Acceleration” is defined in Section 4.01(b) of this Agreement.

“Actual Consolidation Period” is defined in Section 3.3(a).

“Additional Amount” is defined in Section 3.1(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the Recitals of this Agreement.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” shall mean the board of directors of Echo.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

(i)

prior to an IPO, (1) any acquisition, merger or consolidation of the JV by, with or into any other entity or any other similar transaction (including through an acquisition of shares of Echo), whether in a single transaction or series of related transactions, in which (A) the Members and their Affiliates immediately prior to such transaction in the aggregate cease to Beneficially Own more than 50% of the general voting power of the entity surviving or resulting from such transaction (or its equityholders) or (B) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto (a “Group”) (other than a Group composed solely of the Members and their respective Affiliates) becomes the Beneficial Owner of more than 50% of the general voting power of the entity surviving or resulting from such transaction (or its equityholders), (2) any transaction or series of related transactions in which more than 50% of the JV’s general voting power is transferred to or acquired by any Person or Group (other than a Group composed solely of the Members and their respective Affiliates), including through an acquisition of shares of Echo or (3) the sale or transfer by the JV of all or substantially all of its assets; provided, however, that, in determining whether a Change of Control under this clause (i) has occurred, transfers to any Permitted Transferee (as defined in the LLC Agreement) shall not be taken into account;

(ii)

following an IPO and excluding stockholders who become stockholders pursuant to the Qualified MCK Exit, any Person or any Group, excluding a corporation or other entity owned, directly or indirectly, by the stockholders of Echo in substantially the same proportions as their ownership of stock in Echo, is or becomes the Beneficial Owner, directly or indirectly, of securities of Echo representing more than 50% of the combined voting power of Echo’s then outstanding voting securities immediately prior to such Person or Group becoming a Beneficial Owner;

(iii)

following an IPO, the following individuals cease for any reason to constitute a majority of the number of directors of Echo then serving: individuals who, immediately following the Qualified MCK Exit, constitute the Board and any new director whose appointment or election by the Board or nomination for election by Echo’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors immediately following the Qualified MCK Exit or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (iii);

(iv)

following an IPO, there is consummated a merger or consolidation of Echo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Echo immediately prior to such merger or consolidation do not continue to represent or are not converted or exchanged into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(v)

the shareholders of Echo approve a plan of complete liquidation or dissolution of Echo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Echo of all or substantially all of Echo’s assets, other than such sale or other disposition by Echo of all or substantially all of its assets to an entity, at least 50% of the combined voting power of the voting securities of which are Beneficially Owned by shareholders of Echo in substantially the same proportions as their ownership of Echo immediately prior to such sale.

Notwithstanding the foregoing, (i) a “Change of Control” shall not be deemed to have occurred by reason of an Exchange (as defined in the LLC Agreement) and (ii) except with respect to clause (iii) and clause (iv)(x) above, a “Change of Control” shall be deemed not to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of Echo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Echo immediately following such transaction or series of transactions. For the avoidance of doubt, neither an IPO nor a Qualified MCK Exit shall constitute a “Change of Control.”

“Change of Control Termination Rate” means, (i) in the case of Change of Control that occurs prior to the second anniversary of a Qualified MCK Exit, 10% per annum, compounded annually and (ii) otherwise, the lesser of (a) 6.5% per annum, compounded annually, and (b) LIBOR plus 200 basis points.

“Change Shareholders” is defined in the Recitals of this Agreement.

“Change Shareholder Representatives” is defined in the Recitals of this Agreement.

“Closing Date” is defined in the Contribution Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contribution Agreement” is defined in the Recitals of this Agreement.

“Closing Date Tax Asset Disclosure Letter” is defined in Section 2.1 of this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. The term “Controlled” shall have the correlative meaning.

“Corporate Taxpayer” is defined in the Recitals of this Agreement.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of the Corporate Taxpayer to the amount of any assessed liability for Tax.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2(a) of this Agreement.

“Early Termination Notice” is defined in Section 4.2(a) of this Agreement.

“Early Termination Schedule” is defined in Section 4.2(a) of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 200 basis points.

“Echo” is defined in the Recitals of this Agreement.

“Echo Connect Payment” is defined in Section 3.1(c) of this Agreement.

“Echo Connect Separation” has the meaning set forth in the Contribution Agreement.

“Echo Group” shall have the meaning set forth in the MCK TRA.

“Existing Change TRAs” means, collectively (i) that certain Amended and Restated Investors Tax Receivable Agreement (Reorganizations), dated as of November 2, 2011, entered into between Emdeon Inc. (a predecessor to the Corporate Taxpayer), GA-H&F ITR Holdco, L.P., and certain other parties thereto, (ii) that certain Amended and Restated Investors Tax Receivable Agreement (Exchanges), dated as of November 2, 2011, entered into between Emdeon Inc. (a predecessor to the Corporate Taxpayer), GA-H&F ITR Holdco, L.P., and certain other parties thereto, and (iii) that certain Tax Receivable Agreement (Management), dated as of August 17, 2009, entered into between Emdeon Inc. (a predecessor to the Corporate Taxpayer) and the Equity Plan Members (as defined therein), as amended by that First Amendment thereto, dated as of November 2, 2011.

“Expert” is defined in Section 7.9 of this Agreement.

“Hypothetical Consolidation Period” is defined in Section 3.3(b) of this Agreement.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, subject to Section 3.3(b), the liability for Taxes of the Corporate Taxpayer and its Subsidiaries without taking into account the use of available Tax Assets and excluding any Payment Deduction. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Asset or Payment Deduction.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local Tax law with respect to the payment obligations of the Corporate Taxpayer under this Agreement.

“IPO” means (a) a Qualified IPO or (b) if a Qualified IPO has not yet occurred, a public offering registered under the Securities Act (or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time) of Echo Shares (as defined in the LLC Agreement) pursuant to which Echo Shares (as defined in the LLC Agreement) are listed for trading on The New York Stock Exchange, the NASDAQ Stock Market, or any other securities exchange or quotation system in any jurisdiction that has been agreed to by the Initial Members (as defined in the LLC Agreement) in writing.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of JV, dated as of March 1, 2017, as amended from time to time.

“Material Objection Notice” is defined in Section 4.2(a) of this Agreement.

“MCK” is defined in the Recitals of this Agreement.

“MCK TRA” means the Tax Receivable Agreement dated as of March 1, 2017 among the JV, IPCo (as defined therein), New PST (as defined therein), the TRA Parties (as defined therein), McKesson Corporation in its capacity as MCK Representative, solely for purposes of Sections 2.03, 2.04 and 7.09 and Article 6 thereof, Echo, and the Company Parties.

“Member” shall have the meaning set forth in the LLC Agreement.

“Merger” shall have the meaning set forth in the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger of PF2 SpinCo LLC, a Delaware limited liability company, and Echo.

“NOLs” shall have the meaning set forth in the definition of Tax Assets.

“Objection Notice” is defined in Section 2.3(a) of this Agreement.

“Overpaid Party” is defined in Section 3.3(d) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Payment Deduction” means a deduction, if any, attributable to (x) a payment to a Change Shareholder pursuant to this Agreement (or any loss carryover (or portion thereof) attributable to any such deductions) or (y) Imputed Interest.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Qualified IPO” has the meaning set forth in the LLC Agreement.

“Qualified MCK Exit” has the meaning set forth in the LLC Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.

“Schedule” means any of the following: (i) the Closing Date Tax Asset Disclosure Letter, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Obligations” is defined in Section 5.1.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Assets” means the net operating losses, credit carryforwards and capital loss carryforwards of the Corporate Taxpayer and its Subsidiaries that relate to taxable periods (or portions thereof) ending on or before the Closing Date, excluding net operating losses that are the subject of an Existing Change TRA (collectively, “NOLs”). For the Taxable Year that includes the Closing Date, the Tax Assets that relate to taxable periods ending on or before the Closing Date shall be determined based on a closing of the books method as of the end of the Closing Date, provided that the Change Shareholder Representatives and the Corporate Taxpayer shall, acting reasonably, together determine the amount of any such Tax Assets. The Tax Assets shall be based on the Closing Date Tax Asset Disclosure Letter.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Receivable Agreements” means this Agreement and the MCK TRA.

“Tax Return” means any return, declaration, report or similar statement filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

“Taxes” means any and all taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Transaction Tax Deductions” means any Tax deduction attributable to the payment of the Echo Holdco Transaction Expenses (as defined in the Contribution Agreement), the Debt Breakage Costs (as defined in the Contribution Agreement), amounts in respect of Echo Holdco Options (as defined in the Contribution Agreement) and payroll taxes paid thereon, and any current tax deduction resulting from payments on the Closing Date of any unamortized financing costs of the Corporate Taxpayer or any of its Subsidiaries.

“Transactions” is defined in the Recitals of this Agreement.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Underpaid Party” is defined in Section 3.3(d) of this Agreement.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, the Corporate Taxpayer will have taxable income sufficient to fully utilize (i) the NOLs or loss carryovers generated by Payment Deductions or deductions in respect of Imputed Interest that have not been previously utilized in determining a Tax Benefit Payment under this Agreement, subject to all applicable limitations on the use of such loss carryovers and to assumption (3) below, and (ii) deductions arising from the Payment Deductions during such Taxable Year or future Taxable Years in which such deductions would become available, (2) the United States federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date and (3) any NOLs or loss carryovers generated by the deductions in respect of a Payment Deduction available as of the date of the Early Termination Schedule will be utilized by the Corporate Taxpayer and its Subsidiaries on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such NOLs or loss carryovers.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1. Schedule of Tax Assets. The letter to be delivered from the Change Shareholder Representatives to the Corporate Taxpayer (the “Closing Date Tax Asset Disclosure Letter”) shows, in reasonable detail necessary to perform the calculations required by this Agreement, including (i) an estimate of the NOLs as of the end of the Closing Date, using a closing of the books methodology and (ii) the scheduled expiration dates of such NOLs. As promptly as practicable, the Change Shareholder Representatives and the Corporate Taxpayer shall agree on a replacement Closing Date Tax Asset Disclosure Letter to the extent necessary to reflect the actual amount of the items described in clauses (i), using a closing of the books methodology.

Section 2.2. Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within 90 calendar days after the filing of the United States federal income Tax Return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to the Change Shareholder Representatives a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall include a statement from (i) if an initial public offering of Echo has not occurred, the chief financial officer of the Corporate Taxpayer or (ii) if an initial public offering of Echo has occurred, the chief financial officer of Echo, to the effect that the computations reflected in the Tax Benefit Schedule have been made without regard to any transaction a significant purpose of which is to reduce or defer any Tax Benefit Payment (including any rates of interest hereunder). If the chief financial officer of the Corporate Taxpayer or Echo, as the case may be, determines that it is necessary to adjust any computations reflected in a Tax Benefit Schedule in order to provide the certification required by the preceding sentence, then such chief financial officer will be permitted to make such adjustments in a manner reasonably acceptable to the Change Shareholder Representatives (and, for the avoidance of doubt, the Tax Benefit Payment reflected on this adjusted Tax Benefit Schedule shall be used for purposes of the determining the Tax Benefit Payment and shall ignore any such transactions a significant purpose of which was to reduce or defer any Tax Benefit Payment). The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer and its Subsidiaries for such Taxable Year attributable to the Tax Assets and Payment Deductions determined using a “with and without” methodology. Deductions, carryovers or carrybacks of any Tax item attributable to the Tax Assets and the Payment Deductions shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of the deductions, carryovers or carrybacks of the relevant type. The parties agree that all Tax Benefit Payments and other payments under this Agreement with respect to any shares of the Corporate Taxpayer redeemed in connection with the execution of this Agreement (to the extent permitted by law and other than amounts accounted for as interest under the Code) shall be treated as subsequent upward purchase price adjustments with respect to such redeemed shares that give rise to further deductions of Imputed Interest which such additional deductions in respect of Imputed Interest will be incorporated into the current year calculation and into future year calculations, as appropriate. If a deduction, carryover or carryback of any Tax item includes a portion that is attributable to the Tax Assets or Payment Deductions and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. For the Taxable Year that includes the Closing Date, (i) any NOLs that would arise upon treating Closing Date as the last day of the Corporate Taxpayer’s Taxable Year shall be treated as Tax Assets and (ii) and Realized Tax Benefits or Realized Tax Detriments shall be determined for the period beginning the day after the Closing Date and ending on the last day of the Corporate Taxpayer’s Taxable Year.

Section 2.3. Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the Change Shareholder Representatives an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to the Change Shareholder Representatives schedules, valuation reports and work papers, as determined by the Corporate Taxpayer or requested by the Change Shareholder Representatives, providing reasonable detail regarding the preparation of the Schedule and (y) allow the Change Shareholder Representatives reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or requested by the Change Shareholder Representatives, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to the Change Shareholder Representatives a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to the Change Shareholder Representatives the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, the reasonably detailed calculation by the Corporate Taxpayer of the actual Tax liability, as well as any other work papers as determined by the Corporate Taxpayer or requested by the Change Shareholder Representatives. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar days from the first date on which the Change Shareholder Representatives have received the applicable Schedule or amendment thereto unless the Change Shareholder Representatives (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the Change Shareholder Representatives shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Change Shareholder Representatives, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the Change Shareholders within ninety (90) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the preceding sentence. The Closing Date Tax Asset Disclosure Letter shall be appropriately amended by the Change Shareholder Representatives and the Corporate Taxpayer to the extent that, as a result of a Determination the Corporate Taxpayer is required to calculate its Tax liability in a manner inconsistent with the Closing Date Tax Asset Disclosure Letter.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1. Payments.

(a) Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to the Change Shareholder Representatives becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to the Change Shareholders for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) in accordance with the percentages set forth on Schedule I. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank accounts previously designated by the Change Shareholder Representatives to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and the Change Shareholder Representatives. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Additional Amount. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Additional Amounts and the Echo Connect Payment); provided, for the avoidance of doubt, that the Change Shareholders shall not be required to return any portion of any previously made Tax Benefit Payment. The “Additional Amount” shall equal the additional amount on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer return with respect to Taxes for such Taxable Year until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions (1) and (3), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.”

(c) The Tax Benefit Payment payable to the Change Shareholders with respect to the first Taxable Year of the Corporate Taxpayer that ends after the Closing Date shall be increased by the Echo Connect Payment. The “Echo Connect Payment” shall mean an amount equal to (i) the amount of Tax the Corporate Taxpayer and its Subsidiaries would have paid as a result of the Echo Connect Separation without taking into account the Transaction Tax Deductions or the Tax Assets over (ii) the actual amount of Tax paid in respect of the Echo Connect Separation, taking into account the use of the Transaction Tax Deductions and the Tax Assets that reduce the gain resulting from the Echo Connect Separation. The Tax Benefit Schedule for the first Taxable Year of the Corporate Taxpayer that ends after the Closing Date shall include in reasonable detail, the calculation of the Echo Connect Payment.

Section 3.2. No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3. Pro Rata Payments; Coordination with MCK Tax Receivable Agreement

(a) Notwithstanding anything in Section 3.1 to the contrary, during any taxable period in which the Corporate Taxpayer is a member of the Echo Group (an “Actual Consolidation Period”), to the extent that the aggregate tax benefit of the Echo Group resulting from (x) the Transferred Basis, the Basis Adjustments or Imputed Interest (each as defined in the MCK TRA) and (y) the Tax Assets and the Payment Deductions is limited in a particular Taxable Year because the Echo Group does not have sufficient taxable income, the limitation on the tax benefit for the Echo Group shall be allocated among this Agreement and the MCK TRA (and among all parties eligible for payments under each) in proportion to the respective amounts of Tax Benefit Payments (as defined in this Agreement and the MCK TRA) that would have been determined under the this Agreement and the MCK TRA (and allocated among such parties) if the Echo Group had sufficient taxable income so that there were no such limitation.

(b) Notwithstanding anything in this Agreement to the contrary, during any taxable period in which the Corporate Taxpayer is not a member of the Echo Group (a “Hypothetical Consolidation Period”), if the amount of the Tax Benefit Payment (as defined in this Agreement and the MCK TRA) that would have been determined either under this Agreement or the MCK TRA, as the case may be, would have been larger if such taxable period were an Actual

Consolidation Period (as determined after the application of Section 3.3(a)), the Tax Benefit Payments to be made under this Agreement and the MCK TRA shall be determined by (i) the Echo Group and the Corporate Taxpayer determining the Tax Benefit Payments (as defined in this Agreement and the MCK TRA) that would have been payable if the Corporate Taxpayer were a member of the Echo Group for such Hypothetical Consolidation Period and (ii) then applying Section 3.3(a) in respect of such Tax Benefit Payments such that the Echo Group and the Corporate Taxpayer are not required to pay, collectively, an amount in excess of the amount they would pay, collectively, absent this Section 3.3(b).

(c) If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under the Tax Receivable Agreements in respect of a particular Taxable Year, (i) the Corporate Taxpayer and the JV, respectively, shall pay the same proportion of each Tax Benefit Payment due under each of this Agreement and the MCK TRA in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year under either this Agreement or the MCK TRA until all Tax Benefit Payments in respect of prior Taxable Years have been made in full under both this Agreement and the MCK TRA.

(d) To the extent the Corporate Taxpayer or the JV makes a payment to a Change Shareholder under this Agreement or TRA Party (as defined in the MCK TRA) under the MCK TRA, respectively, in an amount in excess of the amount of such payment that should have been made to such Person (an “Overpaid Party”) in respect of such Taxable Year, then (i) the Overpaid Party shall not receive further payments under this Agreement or the MCK TRA, as applicable, until the Overpaid Party has foregone an amount of payments equal to such excess and (ii) the Corporate Taxpayer or the JV, as applicable, shall cause the amount of the Overpaid Party’s foregone payments to be paid to the other Person(s) (the “Underpaid Party”), to the maximum extent possible, until the Underpaid Party shall have received aggregate payments under this Agreement in the amount it would have received if there had been no excess payment to the Overpaid Party.

(e) The parties hereto agree that the parties to the MCK TRA are expressly made third party beneficiaries of the provisions of this Section 3.3.

ARTICLE IV

TERMINATION

Section 4.1. Early Termination and Breach of Agreement.

(a) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the Change Shareholders at any time by paying to the Change Shareholders the Early Termination Payment; provided, that this Agreement shall terminate pursuant to this Section 4.1(a) with respect to a Change Shareholder only upon the receipt by such Change Shareholder of its Early Termination Payment, and the Corporate Taxpayer shall deliver an Early Termination Notice only if the Corporate Taxpayer is able to make all required Early Termination Payments under this Agreement at the time required by Section 4.3; and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early

Termination Payment by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payment agreed to by the Corporate Taxpayer and the Change Shareholder Representatives as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (b) is included in the Early Termination Payment).

(b) In the event that a Senior Obligation of the Corporate Taxpayer, Echo or any of their Subsidiaries is accelerated (or deemed accelerated) in connection with an event of default (other than an event of default triggered upon a change in control) (“Accelerated” and such event, an “Acceleration”), then all obligations hereunder shall be Accelerated and such obligations shall (i) be calculated as if an Early Termination Notice had been delivered on the date of such acceleration and the Early Termination Payments shall be calculated (x) as if an Early Termination Notice had been delivered on the date of the Acceleration and (y) applying the Valuation Assumptions as if all tax attributes described therein are fully utilized in the year of such Acceleration, (ii) include any Tax Benefit Payments agreed to by the Change Shareholder Representatives and the Corporate Taxpayer as due and payable but unpaid as of the date of an Acceleration, and (iii) include any Tax Benefit Payment due for the Taxable Year ending with or including the date of an Acceleration; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence.

(c) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall (i) be calculated as if an Early Termination Notice had been delivered on the date of such breach and the Early Termination Payments shall be calculated as if an Early Termination Notice had been delivered on the date of the breach, (ii) include any Tax Benefit Payments agreed to by the Change Shareholder Representatives and the Corporate Taxpayer as due and payable but unpaid as of the date of a breach, and (iii) include any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, each Change Shareholder shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof.

(d) The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any payment under this Agreement when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by any credit agreement to which the Corporate Taxpayer or any of its Subsidiaries is a party if such limitations are no more onerous than the corresponding limitations imposed by the credit agreements to which the Corporate Taxpayer is a party at the Closing Date, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by LIBOR plus 300 basis points).

Section 4.2. Early Termination Notice.

(a) If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above other than in connection with a Change of Control, the Corporate Taxpayer shall deliver to the Change Shareholder Representatives notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for the Change Shareholder Representatives. The Early Termination Schedule shall become final and binding on all parties 30 calendar days from the first date on which the Change Shareholder Representatives has received such Schedule or amendment thereto unless the Change Shareholder Representatives (i) within 30 calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (such thirty (30) calendar day date as modified, if at all by clauses (i) or (ii), the “Early Termination Effective Date”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the Change Shareholder Representatives shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) days after the conclusion of the Reconciliation Procedures.

(b) If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above in connection with a Change of Control, any reference to 30 calendar days in Section 4.2(a) above shall instead be deemed to be 10 calendar days.

Section 4.3. Payment upon Early Termination.

(a) Within three calendar days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to the Change Shareholders an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the Change Shareholder Representatives or as otherwise agreed by the Corporate Taxpayer and the Change Shareholder Representatives.

(b) “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to the Change Shareholders beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied, provided, that the Change of Control Termination Rate (instead of the Early Termination Rate) shall be used to determine the Early Termination Payment in the case of an early termination in connection with a Change of Control.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporate Taxpayer under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. For the avoidance of doubt, any amounts owed by the Corporate Taxpayer under this Agreement are not Senior Obligations.

Section 5.2. Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the Change Shareholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1. Participation in the Corporate Taxpayer’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the Change Shareholder Representatives of, and keep the Change Shareholder Representatives reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the Change Shareholder Representatives under this Agreement, and shall provide to the Change Shareholder Representatives reasonable opportunity to provide information and other input to the Corporate Taxpayer and its respective advisors concerning the conduct of any such portion of such audit.

Section 6.2. Consistency. The Corporate Taxpayer and the Change Shareholder Representatives agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law.

Section 6.3. Cooperation. The Change Shareholder Representatives shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the Change Shareholder Representatives for any reasonable third-party costs and expenses incurred pursuant to this Section.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, by facsimile, or email upon confirmation of transmission by transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

Change Healthcare, Inc.

3055 Lebanon Pike, Suite 1000

Nashville, Tennessee 37214

Attention:         General Counsel

Facsimile:         (615) 340-6153

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02119

Attention:         R. Newcomb Stillwell

Facsimile:         (617) 235 0213

and

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention:         Alan F. Denenberg

Facsimile:         (650) 752-2004

If to the Change Shareholder Representatives, to:

c/o The Blackstone Group

345 Park Avenue

New York, New York 10154

Attention:         John G. Finley

Facsimile:         (212) 583-5749

and

c/o Hellman & Friedman LLC

One Maritime Plaza

12th Floor

San Francisco, California 94111

Attention:         Allen R. Thorpe

                          Arrie R. Park

Facsimile:         (415) 788-0176

with a copy (which shall not constitute notice to the Change Shareholder Representatives) to:

Ropes & Gray LLP

The Prudential Tower

800 Boylston Street

Boston, Massachusetts 02119

Attention:         R. Newcomb Stillwell

Facsimile:         (617) 235 0213

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Attention:         Chad A. Skinner

Facsimile:         (650) 251-5002

Any party may change its address, fax number, or email by giving the other party written notice of its new address, fax number, or email in the manner set forth above.

Section 7.2. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. The parties hereto agree that the Change Shareholders are expressly made third party beneficiaries to this Agreement. Other than as provided in the preceding sentence and Section 3.3(e), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4. Governing Law. This Agreement and any related dispute shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice of law provisions that would result in the application of the laws of any other state.

Section 7.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6. Successors; Assignment; Amendments; Waivers.

(a) The Change Shareholder Representatives may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become the Change Shareholder Representatives for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by both the Corporate Taxpayer and the Change Shareholder Representatives. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified. The term “including” is not limiting and means “including without limitation.” References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 7.8. Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.9 cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the Change Shareholder Representatives (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of the Change Shareholder Representatives for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Change Shareholder Representatives of any such service of process, shall be deemed in every respect effective service of process upon the Change Shareholder Representatives in any such action or proceeding.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN STATE OF DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO

AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. Notwithstanding the previous sentence, a party may commence any claim, action, suit or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. The parties acknowledge that this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9. Reconciliation. In the event that the Corporate Taxpayer and the Change Shareholder Representatives are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 4.2 and 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Change Shareholder Representatives agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Change Shareholder Representatives or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Closing Date Tax Asset Disclosure Letter or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the Change Shareholder Representatives shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the Change Shareholder Representatives’ position, in which case the Corporate Taxpayer shall reimburse the Change Shareholder Representatives for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the Change Shareholder Representatives shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and the Change Shareholder Representatives and may be entered and enforced in any court having jurisdiction.

Section 7.10. Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law, provided, however, that the Corporate Taxpayer shall notify the Change Shareholder Representatives (who shall notify the applicable Change Shareholder) in advance before applying any such withholding to allow such applicable payee a reasonable opportunity to provide any applicable certificates, forms or other certificates that would eliminate or reduce such withholding, and the Corporate Taxpayer will otherwise reasonably cooperate with the applicable payee to eliminate or reduce such withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Change Shareholders.

Section 7.11. Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12. Confidentiality.

(a) The Change Shareholder Representatives and each of its assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors learned by the Change Shareholder Representatives heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Change Shareholder Representatives in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for the Change Shareholder Representatives to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns, and (iii) any information a Change Shareholder discloses to a potential transferee pursuant to Section 7.7 under the terms of a confidential agreement to the extent that that such potential transferee agrees to be bound by customary confidentiality provisions with respect to any confidential information of the Corporate Taxpayer. Notwithstanding anything to the contrary herein, the Change Shareholder Representatives and each of their assignees (and each employee, representative or other agent of the Change Shareholder Representatives or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Corporate Taxpayer, the Change Shareholder Representatives and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Change Shareholder Representatives relating to such tax treatment and tax structure.

(b) If the Change Shareholder Representatives or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13. Change Shareholder Representatives.

(a) Each Change Shareholder hereby irrevocably appoints the Change Shareholder Representatives as the sole and exclusive agent, proxy and attorney-in-fact for such Change Shareholder for all purposes of this Agreement, with full and exclusive power and authority to act on such Change Shareholder’s behalf; provided that the Blackstone Representatives are not appointing the H&F Representatives and the H&F Representatives are not appointing the Blackstone Representatives for purposes of Section 7.13(b). The appointment of the Change Shareholder Representatives hereunder is coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Change Shareholder. Without limiting the generality of the foregoing, the Change Shareholder Representatives are hereby authorized and acting by mutual consent as set forth in Section 7.13(b) below, on behalf of the Change Shareholders, to:

(i) execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Change Shareholder necessary to effectuate this Agreement;

(ii) receive and give all notices and service of process, make all filings, enter into all contracts, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and actions, authorize payments in respect of any such claims, disputes or actions, and take all other actions, in each case, as set forth in Section 7.8 and Section 7.9 or any other actions directly or indirectly arising out of or relating to this Agreement;

(iii) execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Change Shareholders, any amendment to, or waiver of, any term or provision of this Agreement, or any consent, acknowledgment or release relating to this Agreement; and

(iv) take all other actions permitted or required to be taken by or on behalf of the Change Shareholders under this Agreement and exercise any and all rights that the Change Shareholders and the Change Shareholder Representatives are permitted or required to do or exercise under this Agreement.

(b) The Change Shareholder Representatives will have full and complete authority, power and discretion to take all actions permitted or required by the Change Shareholders or the Change Shareholder Representatives under this Agreement; provided, that such actions may only be taken by mutual consent of the Blackstone Representatives and the H&F Representatives (each of Blackstone Representatives and H&F Representatives acting upon the approval of the person(s) that hold a majority of the Change Shares beneficially owned by such group as of the date hereof) and the Blackstone Representatives and H&F Representatives shall have the power to act only collectively as the Change Shareholder Representatives under this Agreement.

(c) The Change Shareholder Representatives shall not be held liable by any of the Change Shareholders for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Change Shareholder Representatives pursuant to this Agreement, except in the case of the Change Shareholder Representatives’ willful misconduct. The Change Shareholder Representatives shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Change Shareholder for any action taken or omitted to be taken in good faith based on such advice.

(d) The Corporate Taxpayer and the JV may rely on the appointment and authority of the Change Shareholder Representatives granted pursuant to this Section 7.13 until receipt of written notice of the appointment of a successor Change Shareholder Representatives made in accordance with this Section 7.13. In so doing, the Corporate Taxpayer and the JV may rely on any and all actions taken by and decisions of the Change Shareholder Representatives under this Agreement notwithstanding any dispute or disagreement among any of the Change Shareholders and the Change Shareholder Representatives with respect to any such action or decision without any liability to, or obligation to inquire of, any Change Shareholder, the Change Shareholder Representatives or any other Person. Subject to Section 7.13(b), any decision, act, consent or instruction of the Change Shareholder Representatives shall constitute a decision of all the Change Shareholders and shall be final and binding upon each of the Change Shareholders.

Section 7.14. Joint and Several Liability. The Company Parties (as defined in the Contribution Agreement) hereby agree that each of the Company Parties will be jointly and severally liable for any payment obligations of the JV or the Corporate Taxpayer contained in this Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporate Taxpayer, Echo, the JV and the Change Shareholder Representatives have duly executed this Agreement as of the date first written above.

HCIT HOLDINGS, INC.

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens Title: President and Treasurer

CHANGE HEALTHCARE, INC.

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens Title: General Counsel and Secretary

CHANGE HEALTHCARE LLC

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens Title: Co-President and Co-Secretary

By:	/s/ John G. Saia
Name: John G. Saia Title: Co-President and Co-Secretary

CHANGE HEALTHCARE INTERMEDIATE HOLDINGS, LLC

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens Title: Co-President and Co-Secretary

By:	/s/ John G. Saia
Name: John G. Saia Title: Co-President and Co-Secretary

CHANGE HEALTHCARE HOLDINGS, LLC

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens Title: Co-President and Co-Secretary

By:	/s/ John G. Saia
Name: John G. Saia Title: Co-President and Co-Secretary

[Signature Page – Echo Tax Receivable Agreement]

BLACKSTONE CAPITAL PARTNERS VI L.P.

By: Blackstone Management Associates VI L.L.C., its general partner

By:	BMA VI L.L.C., its sole member

By:	/s/ Neil Simpkins
Name: Neil Simpkins Title: Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP VI L.P.

By: BCP VI Side-By-Side GP L.L.C., its general partner

By:	/s/ Neil Simpkins
Name: Neil Simpkins Title: Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP VI - ESC L.P.

By: BCP VI Side-By-Side GP L.L.C., its general partner

By:	/s/ Neil Simpkins
Name: Neil Simpkins Title: Senior Managing Director

[Signature Page – Echo Tax Receivable Agreement]

H&F HARRINGTON AIV II, L.P.

By: Hellman & Friedman Investors VI, L.P., its general partner

By: Hellman & Friedman LLC, its general partner

By:	P. Hunter Philbrick
Name: P. Hunter Philbrick Title: Managing Director

HFCP VI DOMESTIC AIV, L.P.

By: Hellman & Friedman Investors VI, L.P., its general partner

By: Hellman & Friedman LLC, its general partner

By:	P. Hunter Philbrick
Name: P. Hunter Philbrick Title: Managing Director

HELLMAN & FRIEDMAN INVESTORS VI, L.P.

By: Hellman & Friedman LLC, its general partner

By:	P. Hunter Philbrick
Name: P. Hunter Philbrick Title: Managing Director

[Signature Page – Echo Tax Receivable Agreement]

HELLMAN & FRIEDMAN CAPITAL EXECUTIVES VI, L.P.

By: Hellman & Friedman Investors VI, L.P., its general partner

By: Hellman & Friedman LLC, its general partner

By:	P. Hunter Philbrick
Name: P. Hunter Philbrick Title: Managing Director

HELLMAN & FRIEDMAN CAPITAL ASSOCIATES VI, L.P.

By: Hellman & Friedman Investors VI, L.P., its general partner

By: Hellman & Friedman LLC, its general partner

By:	P. Hunter Philbrick
Name: P. Hunter Philbrick Title: Managing Director

[Signature Page – Echo Tax Receivable Agreement]

JOINDER AGREEMENT TO ECHO TAX RECEIVABLE AGREEMENT

This Joinder Agreement (the “Joinder”) is entered into as of February 28, 2017 by the undersigned, an equityholder (the “Stockholder”) in Change Healthcare, Inc., a Delaware corporation (“Echo Holdco”) and is being delivered by the Stockholder pursuant to that certain Tax Receivable Agreement, dated February 28, 2017 (the “TRA”), Change Healthcare, Inc., a Delaware corporation (the “Corporate Taxpayer”), HCIT Holdings, Inc., a Delaware corporation (“Echo”), Change Healthcare LLC (f/k/a PF2 NewCo LLC), a Delaware limited liability company (the “JV”), Blackstone Capital Partners VI L.P., Blackstone Family Investment Partnership VI L.P., Blackstone Family Investment Partnership VI-ESC L.P. (the “Blackstone Representatives”), H&F Harrington AIV II, L.P., HFCP VI Domestic AIV, L.P., Hellman & Friedman Investors VI, L.P., Hellman & Friedman Capital Executives VI, L.P., Hellman & Friedman Capital Associates VI, L.P. (the “H&F Representatives” and, collectively, the “Change Shareholder Representatives”), the shareholders of the Corporate Taxpayer who become a party thereto (collectively, and together with H&F and Blackstone, the “Change Shareholders”), Change Healthcare Intermediate Holdings, LLC (f/k/a PF2 NewCo Intermediate Holdings, LLC), a Delaware limited liability company, Change Healthcare Holdings, LLC (f/k/a PF2 NewCo Holdings, LLC), a Delaware limited liability company, Change Healthcare Holdings, Inc., a Delaware corporation, Change Healthcare Operations, LLC, a Delaware limited liability company, Change Healthcare Solutions, LLC, a Delaware limited liability company, Change Healthcare Finance, Inc., a Delaware corporation, McKesson Technologies LLC, a Delaware limited liability company, PST Services LLC, a Georgia limited liability company (collectively the “Company Parties”), and each of the successors and assigns thereof. All capitalized terms used herein and not otherwise defined in this Joinder shall have the meanings assigned thereto in the TRA.

RECITALS:

WHEREAS, the Stockholder is a Change Shareholder and, as a result of the transactions contemplated by the TRA, shall be entitled to receive a portion of the consideration as specified therein;

WHEREAS, the undersigned is hereby agreeing to become a party to the TRA as a Change Shareholder.

NOW THEREFORE, in consideration of the premises and mutual promises made herein, such Change Shareholder hereby agrees as follows:

1. The Change Shareholder acknowledges that it has received a copy of the TRA and agrees to become a party to and bound by the TRA as a “Change Shareholder” as if an original signatory thereto effective as of the date hereof. The Change Shareholder acknowledges and agrees that it is subject to the provisions, terms, conditions and restrictions set forth in the TRA, including but not limited to Section 7.13 regarding the Change Shareholder Representatives.

2. This Joinder shall be governed by and construed in accordance with the substantive laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that cause the application of the domestic substantive laws of any other jurisdiction.

3. This Joinder shall be deemed to be a part of the TRA and shall be governed by all of the terms and provisions of the TRA, which terms are incorporated herein by reference, are ratified and confirmed, and shall continue in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the Stockholder has executed this Joinder Agreement on the day and year first above written.

By:	/s/ Lisa M DiSalvo
Name:	Lisa M DiSalvo

By:	/s/ Kriten Joshi
Name:	Kriten Joshi

By:	/s/ Philip M. Pead
Name:	Philip M. Pead

By:	/s/ Gregory Cohen
Name:	Gregory Cohen

By:	/s/ Sophia G. Kim
Name:	Sophia G. Kim

By:	/s/ James Dalen
Name:	James Dalen

By:	/s/ Derek C. Woo
Name:	Derek C. Woo

By:	/s/ Jared Sokolsky
Name:	Jared Sokolsky

By:	/s/ Howard Lance
Name:	Howard Lance

By:	/s/ Kevin C. Barrett
Name:	Kevin C. Barrett

By:	/s/ Daniel Lieber
Name:	Daniel Lieber

By:	/s/ Gregory Luff
Name:	Gregory Luff

By:	/s/ Neil de Crescenzo
Name:	Neil de Crescenzo

[Signature Page – Joinder to TRA]

BLACKSTONE EAGLE PRINCIPAL TRANSACTION PARTNERS L.P.

By: Blackstone Management Associates VI L.L.C., its general partner

By: BMA VI L.L.C., its sole member

By:	/s/ Neil Simpkins
Name: Neil Simpkins Title: Senior Managing Director

CHANGE HEALTHCARE FINANCE, INC.

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens Title: Co-President and Treasurer

By:	/s/ John G. Saia
Name: John G. Saia Title: Co-President and Secretary

PST SERVICES LLC

By:	/s/ John G. Saia
Name: John G. Saia Title: Vice President and Secretary

MCKESSON TECHNOLOGIES LLC

By:	/s/ John G. Saia
Name: John G. Saia Title: Vice President and Secretary

GSO COF FACILITY LLC

By: GSO Capital Partners LP, its Collateral Manager

By:	/s/ Marrisa Beeny
Name: Marrisa Beeny Title: Authorized Person

[Signature Page – Joinder to TRA]

CHANGE HEALTHCARE OPERATIONS, LLC

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens Title: Secretary

CHANGE HEALTHCARE SOLUTIONS, LLC

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens Title: Secretary

CHANGE HEALTHCARE HOLDINGS, INC.

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens Title: General Counsel and Secretary

CHANGE HEALTHCARE INTERMEDIATE HOLDINGS, INC.

By:	/s/ Gregory T. Stevens
Name: Gregory T. Stevens Title: General Counsel and Secretary

[Signature Page – Joinder to TRA]